UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2013 (April 4, 2013)

ANNAPOLIS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-22961	52-1595772
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1000 Bestgate Road, Annapolis, Maryland 21401

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 224-4455

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

ITEM 8.01 Other Events

Pursuant to the previously agreed upon Agreement and Plan of Merger between Annapolis Bancorp, Inc. (“ANNB”) and F.N.B. Corporation (“FNB”), dated as of October 22, 2012 (“Merger Agreement”), ANNB and FNB agreed that should ANNB’s subsidiary, BankAnnapolis (“ANNB Bank”), collect on a certain designated loan by the effective time of the merger, additional cash consideration (“contingent cash consideration”) would be payable by FNB to the holders of ANNB common stock as part of the merger consideration. On April 4, 2013, ANNB Bank collected $1.7 million on the designated loan and as a result, ANNB estimates that $0.15 per share will be payable by FNB to the holders of ANNB common stock as contingent cash consideration in connection with completion of the merger.

The borrowers of the designated loan were the owners of two restaurants in the state of Maryland. ANNB Bank made the designated loan to the borrowers in the amount of $4.6 million in March 2010. On April 4, 2013, the borrowers, with the consent of ANNB Bank, sold substantially all of the assets, goodwill, and business of the collateral restaurants to third parties. In exchange for the $1.7 million in proceeds from the sale, ANNB Bank agreed to release the borrowers and guarantors of the designated loan from their obligations under the terms of loan. Prior to the transaction, FNB granted its consent to these terms of repayment for the designated loan.

According to the terms of the Merger Agreement, if all amounts due on the designated loan were collected in cash, contingent cash consideration of $0.36 per share of ANNB common stock would be payable by FNB. If less than the entire amount due on the designated loan was collected, ANNB common stockholders would be entitled to receive, for each share of common stock they hold, a pro-rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger ($1.7 million) to (2) the total outstanding loan amount ($4.2 million), expressed as a fraction. If nothing was collected on the loan prior to the effective time of the merger, no contingent cash consideration would be payable.

As of March 31, 2013, the designated loan was on nonaccrual status and internally rated as “Substandard.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANNAPOLIS BANCORP, INC.

Dated: April 4, 2013

/s/ Richard M. Lerner
Richard M. Lerner
Chief Executive Officer